Exhibit 99.1

NeuroOne® Medical Technologies Corporation Receives FDA 510(k) Clearance for its Evo® sEEG Electrode

Company’s second FDA 510(k) clearance received

EDEN PRAIRIE, Minn.  – September 7, 2021 -  NeuroOne Medical Technologies Corporation (Nasdaq: NMTC) (NeuroOne or the Company), a medical technology company focused on improving surgical care options and outcomes for patients suffering from neurological disorders, today announced that it has received U.S. Food and Drug Administration (FDA) 510(k) clearance to market its Evo sEEG Electrode technology for temporary (less than 24 hours) use with recording, monitoring, and stimulation equipment for the recording, monitoring, and stimulation of electrical signals at the subsurface level of the brain.

The Evo sEEG electrode represents the Company’s second FDA 510(k) cleared product, providing a full line of electrode technology to address an estimated worldwide market of $100M for patients requiring diagnostic brain mapping procedures. As opposed to cortical electrodes, sEEG electrodes provide a similar function at the subsurface level of the brain by using a much less invasive process as it does not require removal of the top portion of the patient’s skull. It has become the predominant technology used in these procedures due to its less invasive placement and subsurface location.

The Company’s Evo Cortical and sEEG Electrodes are a portfolio of hi-definition thin film electrodes. Potential advantages include increased signal clarity and reduced noise; better tactile feedback during insertion into brain tissue; and faster order fulfillment due to an automated manufacturing process.

As previously reported, NeuroOne is also advancing a pipeline of therapeutic electrode technologies for brain tissue ablation and chronic stimulation use for DBS (deep brain stimulation) and spinal cord stimulation for chronic back pain. These therapeutic electrode technologies represent addressable markets between $500 million and $6 billion.

“This represents yet another critical milestone met by the Company as we continue to execute our strategy. The next steps for the Company are to expand the sEEG labeling for longer term use, which we believe will be a key part of our commercialization strategy for the Evo sEEG electrode, and complete development of an sEEG ablation electrode/probe for ablation of brain tissue and permanently implanted stimulation electrodes for patients with chronic applications such as epilepsy, Parkinson’s disease and chronic back pain,” said Dave Rosa, CEO of NeuroOne.

As previously reported, the Company expects to be launch ready by the end of calendar year 2021, pending additional regulatory clearance of sEEG labeling for longer term use.

Caution: Federal (USA) law restricts this device to sale by or on the order of a physician.

About NeuroOne

NeuroOne Medical Technologies Corporation is a developmental stage company committed to providing minimally invasive and hi-definition solutions for EEG recording, brain stimulation and ablation solutions for patients suffering from epilepsy, Parkinson’s disease, dystonia, essential tremors, chronic pain due to failed back surgeries and other related neurological disorders that may improve patient outcomes and reduce procedural costs. For more information, visit https://www.n1mtc.com .

The Company previously announced it had successfully met the first performance milestone in the distribution and development agreement signed with Zimmer Biomet on July 20, 2020. In addition to acquiring exclusive global distribution rights to NeuroOne’s Evo™ (Evo) patented electrode technology, the partnership also offered the potential for NeuroOne to earn back-end milestone payments if certain events were met within a specified time frame.

NeuroOne received FDA clearance for its Evo cortical technology in November 2019.

In partnership with Mayo Clinic, Wisconsin Alumni Research Foundation (WARF) and other prominent academic medical centers, the Company began developing its cortical electrode technology in 2015. The Company initially focused its efforts on the epilepsy and intraoperative tumor monitoring markets. NeuroOne intends to continue to develop the technology for use in therapeutic applications for Parkinson’s disease, epilepsy and pain management due to failed back surgery procedures.

Forward Looking Statement

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical fact, any information contained in this presentation may be a forward-looking statement that reflects the Company’s current views about future events and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements may include statements regarding the Company’s regulatory submissions, potential regulatory approval of the Evo sEEG electrode for longer term use, commercialization of the Evo sEEG electrode, business strategy, market size, potential growth opportunities, plans for product applications and product development, future operations, future efficiencies, and other financial and operating information. Although the Company believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including our ability to raise additional funds, uncertainties inherent in the development process of our technology, changes in regulatory requirements or decisions of regulatory authorities, the size and growth potential of the markets for our technology, our ability to serve those markets, the rate and degree of market acceptance of our products, clinical trial patient enrollment, the results of clinical trials, future competition, the actions of third-party clinical research organizations, suppliers and manufacturers, our ability to protect our intellectual property rights and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to revise or update any forward-looking statements for any reason, even if new information becomes available in the future.

Investor Relations Contact:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com